Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Krystal Biotech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	Other(2)	1,127,691(3)	$110.13(4)	$124,192,610	0.00014760	$18,330.83
Total Offering Amounts					$124,192,610		$18,330.83
Total Fee Offsets							—
Net Fee Due							$18,330.83

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2017 IPO Stock Incentive Plan (the “Plan”) of Krystal Biotech, Inc. (the “Registrant”) by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the common stock.
(2)The Registrant calculated the fee under Rules 457(c) and 457 (h) of the Securities Act.
(3)Represents shares of common stock that were added to the shares reserved for future issuance under the Plan pursuant to the “evergreen” provision of the Plan.
(4)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $110.13 per share, which represents the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on February 21, 2024.